The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2023

Pricing Supplement No. 2023-USNCH[ ] to Product Supplement No. EA-02-10 dated March 7, 2023,

Underlying Supplement No. 11 dated March 7, 2023, Prospectus Supplement and Prospectus each dated March 7, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270327 and 333-270327-01

Dated August -----, 2023

Citigroup Global Markets Holdings Inc. $---- Trigger Callable Yield Notes

Linked to the S&P 500® Index Due On or About November 27, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description
The Trigger Callable Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the S&P 500® Index (the “underlying”). The notes will pay a coupon on each monthly coupon payment date regardless of the performance of the underlying. Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date and no further amounts will be owed to you. If the notes have not previously been called by the issuer prior to maturity and the final underlying level is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level is less than the downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment. The “final underlying level” is the closing level of the underlying on the final valuation date. Investing in the notes involves significant risks. You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying level is less than the downside threshold. You will not receive dividends or other distributions paid on any stocks included in the underlying or participate in any appreciation of the underlying. The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer. Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
Features

❑ Monthly Coupon — We will pay you a coupon on each monthly coupon payment date regardless of the performance of the underlying unless the notes have been previously called.

❑ Issuer Callable — Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date. If the notes are not called, investors may have full downside market exposure to the underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level is greater than or equal to the downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date. However, if the notes have not been called prior to maturity and the final underlying level is less than the downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the underlying from the trade date to the final valuation date, up to a 100% loss of your investment. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Key Dates[1]
Trade date	August 23, 2023
Settlement date	August 28, 2023
Coupon payment dates[2]	Monthly, beginning on September 27, 2023
Final valuation date[2]	November 22, 2024
Maturity date	November 27, 2024
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Yield Notes Linked to the S&P 500® Index. The coupon rate, initial underlying level and downside threshold will be determined on the trade date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.
Underlying	Coupon Rate	Initial Underlying Level	Downside Threshold	CUSIP/ISIN
S&P 500® Index (Ticker: SPX)	9.00% to 9.60% per annum		-----, which is 70% of the initial underlying level	17331M261 / US17331M2614

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	—	$10.00
Total		$—	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.873 per note, which will be less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $10.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. UBS proposes to offer the notes to the public at a price of $10.00 per note. Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. It is expected that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Concurrent with this offering of the notes, the issuer is offering other notes that are similar to the notes but that have economic terms that differ from those provided by the notes. The differences in the economic terms reflect differences in costs to the issuer in connection with the distribution of the notes and such other notes.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦   Product Supplement No. EA-02-10 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003818/dp190217_424b2-ea0210.htm

♦   Underlying Supplement No. 11 dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000095010323003815/dp189981_424b2-us11.htm

♦   Prospectus Supplement and Prospectus each dated March 7, 2023:

https://www.sec.gov/Archives/edgar/data/200245/000119312523063080/d470905d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date. The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes. References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Trigger Callable Yield Notes Linked to the S&P 500® Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The S&P 500® Index” beginning on page PS-13 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Equity Index Descriptions—The S&P U.S. Indices” beginning on page US-58 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦   You understand and accept the risks associated with the underlying.

♦   You believe the final underlying level will be greater than or equal to the downside threshold, and, if the final underlying level is below the downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦   You are willing to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing level of the underlying, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the coupon payments, regardless of the potential appreciation of the underlying, which could be significant.

♦   You would be willing to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦   You are willing to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlying for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying.

♦    You do not understand or are not willing to accept the risks associated with the underlying.

♦    You believe the final underlying level will be less than the downside threshold, exposing you to the full downside performance of the underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying.

♦    You are unwilling to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing level of the underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlying and whose positive return is not limited to the coupon payments.

♦    You would be unwilling to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside threshold indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlying for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 1.25 years, unless called earlier
Trade date[1]	August 23, 2023
Settlement date[1]	August 28, 2023
Final valuation date[1,2]	November 22, 2024
Maturity date[1]	November 27, 2024
Underlying	S&P 500® Index (Ticker: SPX)
Issuer call feature

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Coupon payment dates	The 27th day of each month, beginning in September 2023, provided that the final coupon payment date will be the maturity date. Each coupon payment date is subject to postponement to the following business day if such day is not a business day. No interest will accrue as a result of any delayed payment. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon/coupon rate	Each coupon payment will be in the amount of $0.075 to $0.08 for each $10.00 stated principal amount note (based on the per annum coupon rate of 9.00% to 9.60%) (to be determined on the pricing date).
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level is less than the downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Underlying return	final underlying level – initial underlying level initial underlying level
Downside threshold	70.00% of the initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	The closing level of the underlying on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	The closing level of the underlying on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

___________________

[1] Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Trade date	The closing level of the underlying (the initial underlying level) is observed, the coupon rate is set and the downside threshold for the underlying is determined.

Monthly (callable by the issuer in its sole discretion after three months)

We pay the applicable coupon.

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level is greater than or equal to the downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level is less than the downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 × (1 + underlying return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the underlying declines.

Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes

Call Notice Dates	Coupon Payment Dates
N/A	September 27, 2023
N/A	October 27, 2023
November 21, 2023*	November 27, 2023
December 21, 2023	December 27, 2023
January 24, 2024	January 29, 2024
February 22, 2024	February 27, 2024
March 22, 2024	March 27, 2024
April 24, 2024	April 29, 2024
May 22, 2024	May 28, 2024
June 24, 2024	June 27, 2024
July 24, 2024	July 29, 2024
August 22, 2024	August 27, 2024
September 24, 2024	September 27, 2024
October 23, 2024	October 28, 2024
N/A	November 27, 2024 (the maturity date)

* The notes are callable beginning on the third coupon payment date, which is November 27, 2023.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity (beginning approximately three months after issuance) and the final underlying level is less than the downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level is less than the initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	Higher coupon rates are associated with greater risk — The notes offer coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of the underlying is an important factor affecting this risk. Greater expected volatility of the underlying as of the trade date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing level of the underlying will be less than the downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the underlying — The coupon payments on the notes are the compensation you receive for assuming not only the downside risk of the underlying, but also all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the coupon payments — Beginning approximately three months after issuance, we may call the notes on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. In the event that we call the notes, you will receive the stated principal amount of your notes and any coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months. If we call the notes prior to maturity, you will not receive any additional coupon payments. It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in another investment that provides a similar yield with a similar level of risk. We are less likely to call the notes prior to maturity when the expected coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the notes are more likely to remain outstanding when the expected coupon payable on the notes is less than what would be payable on other comparable instruments.

♦	The notes offer downside exposure to the underlying, but no upside exposure to the underlying — You will not participate in any appreciation in the level of the underlying over the term of the notes. Consequently, your return on the notes will be limited to the coupon payments you receive and may be significantly less than the return on the underlying over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying or the stocks included in the underlying.

♦	The payment at maturity depends on the closing level of the underlying on a single day — If the closing level of the underlying on the final valuation date is less than the downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the underlying is greater than the downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in the underlying or the stocks that constitute the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute the underlying. Dividend or distribution yield on the stocks that constitute the underlying would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlying, but will not be reflected in the performance of the underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the level of the underlying).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the underlying will fall below the downside threshold on the final valuation date will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large decline over the term of the notes and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the underlying will fall below the downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, dividend yields on the stocks that constitute the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying and a number of other factors, including the price and volatility of the stocks that constitute the underlying, dividend yields on the stocks that constitute the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	Our offering of the notes is not a recommendation of the underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying or in instruments related to the underlying or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the level of the underlying in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing level of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying or the stocks included in the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to the underlying;

♦	if a market disruption event occurs on the final valuation date with respect to the underlying, determining whether to postpone the final valuation date;

♦	determining the level of the underlying if the level of the underlying is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of the underlying if the underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying may affect the value of your notes — S&P Dow Jones Indices LLC, as publisher of the S&P 500® Index, may add, delete or substitute the stocks that constitute the underlying or make other methodological changes that could affect the level of the underlying. S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of the underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes will be determined on the trade date; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 1.25 years, unless called earlier

t	Hypothetical Initial Underlying Level: 100.00

t	Hypothetical Coupon Rate: 9.00% per annum (or 0.75% per month)

t	Hypothetical Monthly Coupon Payment: $0.075 per month per note

t	Issuer Call: Monthly, after approximately three months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Downside Threshold: 70.00, which is 70% of its hypothetical initial underlying level

*The hypothetical coupon rate may not represent the actual coupon rate. The actual coupon rate will be determined on the trade date. In addition, the examples below are based on the above hypothetical values and do not reflect the actual initial underlying level or downside threshold. For the actual initial underlying level and downside threshold, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying level and downside threshold, and not on the hypothetical values indicated above.

Example 1 — The notes are called on the third coupon payment date.

Date		Payment (per note)
First Coupon Payment Date		$0.075
Second Coupon Payment Date		$0.075
Third Coupon Payment Date		$10.075 (principal amount plus coupon); notes are called
	Total Payment:	$10.225 (2.25% total return)

Since the notes are not callable by us prior to the third coupon payment date, we will pay you a coupon of $0.075 per note on each of the first two coupon payment dates. However, the notes are called by us in our sole discretion on the third coupon payment date and we will pay you a total of $10.075 per note (equal to the stated principal amount plus the coupon) on that coupon payment date. When added to the coupon payments of $0.150 received with respect to the first two coupon payment dates, you would have been paid a total of $10.225 per note, representing a 2.25% total return on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying level is above the downside threshold.

Date	Closing Level of the Underlying	Payment (per note)
First through Fourteenth Coupon Payment Dates	N/A	$1.050 in total coupons; notes are not called
Final Valuation Date	80.00 (at or above downside threshold)	$10.075 (principal amount plus final coupon)
	Total Payment:	$11.125 (11.25%) total return)

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.075 per note on each coupon payment date, for a total of $1.050. Because the final underlying level is greater than the downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date, in addition to the final coupon. When added to the coupon payments of $1.050 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $11.125 per note, representing an 11.25% total return on the notes over the 1.25 year term of the notes.

Example 3 — Notes are NOT called and the final underlying level is below the downside threshold.

Date	Closing Level of the Underlying	Payment (per note)
First through Fourteenth Coupon Payment Dates	N/A	$1.050 in total coupons; notes are not called
Final Valuation Date	30.00 (below downside threshold)	Final coupon + [$10.00 × (1 + underlying return)] = $0.075 + [$10.00 × (1 + -70.00%)] = $0.075 + ($10.00 × 0.30) = $3.075
	Total Payment:	$1.050 + $3.075 = $4.125 (-58.75% total return)

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.075 per note on each coupon payment date, for a total of $1.050. On the final valuation date, the underlying closes below the downside threshold. Therefore, at maturity, in addition to receiving the final coupon, investors are exposed to the downside performance of the underlying and you will receive $3.075 per note, which reflects the final coupon plus a return reflecting the percentage decrease of the underlying from the trade date to the final valuation date. When added to the coupon payments of $1.050 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $4.125 per note, representing a 58.75% loss on the notes over the 1.25 year term of the notes.

The S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

The graph below illustrates the performance of the S&P 500® Index from January 2, 2013 to August 18, 2023. The closing level of the S&P 500® Index on August 18, 2023 was 4,369.71. We obtained the closing levels of the S&P 500® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P 500® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Index. We cannot give you assurance that the performance of the S&P 500® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will not receive an underwriting discount for any note sold in this offering. UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $10.00 per note. UBS proposes to offer the notes to the public at a price of $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering. Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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